Exhibit 99.1

Press Release

For Immediate Release – September 25, 2009

Contact: Jim Graham, President and Chief Executive Officer

                (910) 641-0044

Waccamaw Bankshares, Inc. Extends Warrant Exercise Period until September 30, 2014

Whiteville, NC – September 25, 2009 – Waccamaw Bankshares, Inc. (NASDAQ: WBNK), the parent company of Waccamaw Bank, today announced that its board of directors has approved a five-year extension of the exercise period for its common stock warrants (NASDAQ: WBNKW) from September 30, 2009 to September 30, 2014.

The warrants are exercisable at $21.82 per share, as adjusted for a ten percent stock dividend declared in 2007. Warrant holders will receive one share of common stock for each warrant exercised. Each warrant may be exercised in whole or in part by surrendering the warrant certificate, with the form of election to purchase on the reverse side properly completed and executed, together with payment of the exercise price, to the company’s transfer agent. Warrants not exercised by September 30, 2014 will expire and become invalid.

Commenting on the extension, James G. Graham, President and Chief Executive Officer, said: “Waccamaw appreciates the support of our loyal shareholders that participated in the 2006 stock offering. While the market is dramatically different than it was in 2006, our board of directors believes that extending the warrant period is the proper action to take.”

Each warrant holder will receive an addendum to attach to their warrant certificate. This addendum will reflect the new expiration date of September 30, 2014.

About Waccamaw Bankshares, Inc.

Waccamaw Bankshares, Inc. is the holding company for Waccamaw Bank, a state-chartered bank operating seventeen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2), and Elizabethtown, North Carolina. Offices in South Carolina include Conway (2), Myrtle Beach, Little River, and Heath Springs. The common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Global Market and trades under the symbol “WBNK.” Additional corporate information, product descriptions, and online services can be located on Waccamaw Bank’s website at http://www.waccamawbank.com.

Information in the press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings wit the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

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For more information contact:

Jim Graham (910) 641-0044.